Exhibit 99.1

Contact:	Marie-France Tschudin	Catarina Edfjäll
	Director, Strategic Marketing	Head of Regulatory Affairs
	Europe	Europe
	Celgene Corporation	Celgene Corporation
	+41 32 729 84 30	+41 32 729 87 63

REVLIMID® (LENALIDOMIDE) PLUS LOW-DOSE DEXAMETHASONE
ACHIEVES UNPRECEDENTED SURVIVAL RATE IN ECOG PHASE III
TRIAL IN NEWLY DIAGNOSED MULTIPLE MYELOMA

•	Best overall response achieved in both low-dose and high-dose arms of the study were 71% and 82% respectively

•	CR/VGPR rates achieved in both low-dose and high-dose arms of the study were 42% and 52% respectively

•	Median duration of response not yet reached after 21 months follow-up

•	Patients who continued on treatment past 6 months from both the low-dose and high-dose arms of the trial achieved 99% and 97% one-year survival rates respectively

•	REVLIMID plus low-dose dexamethasone improves one-year (96% and 88% respectively) and two-year (87% and 75% respectively) survival over REVLIMID plus high-dose dexamethasone

•	Of patients who went to stem cell harvest, 97% achieved successful stem cell collection

•	Favorable safety profile including very low incidence of peripheral neuropathy

•	Preferred oral regimen offers new treatment option for patients

BOUDRY, Switzerland — (December 9, 2007) — Celgene International Sàrl (NASDAQ: CELG) announced that updated clinical data from the Eastern Cooperative Oncology Group’s (ECOG) large, randomized Phase III trial evaluating oral REVLIMID (lenalidomide) with low-dose dexamethasone continued to demonstrate superior overall survival rates for newly diagnosed multiple myeloma patients compared to REVLIMID with the standard high-dose dexamethasone. Overall survival, the most important outcome for patients and physicians, is 96% at one year and 87% at two years. The efficacy data (Abstract #74), presented today at the 49th annual meeting of the American Society of Hematology (ASH), for the first time expand on initial safety analysis presented in June.

“This is a landmark trial that supports the continuing paradigm shift in the treatment of myeloma and other blood cancers,” said Jean-Luc Harousseau, M.D., founding member of the Intergroupe Francophone du Myelome. “We are seeing long-term results with fewer side effects in patients of all ages. These are the best survival data we have seen in newly diagnosed multiple myeloma.”

REVLIMID® was active with both dose levels of dexamethasone. The best overall response for high-dose dexamethasone (CR/VGPR/PR) was 82% compared to 71% in the low-dose dexamethasone arm, including 52% and 42% CR/VGPR. After a median 21 months follow-up, the median duration of response has not been met in either arm. While the low dose arm had lower response rates, it was associated with superior overall survival. Additionally, time to disease progression and progression-free survival were similar in both arms of the study.

The 87% survival rate in the arm with REVLIMID and low-dose dexametheason at two years showed an advantage compared to the two year survival rate of 75% for patients who received REVLIMID and high-dose dexamethasone. Increased overall survival was seen in patients receiving REVLIMID and low-dose dexamethasone regardless of age, however patients under the age of 65 showed a two year survival probability of 91% compared to 85% using high-dose dexamethasone at two years. In patients who continued on treatment past 6 months, the 99% survival rate showed an advantage compared to a survival rate of 97% for patients who received REVLIMID and high-dose dexamethasone at one year.

97% of patients in both arms of the study who decided to undergo stem cell harvest were successfully harvested.

Lowering the dose of dexamethasone in combination with REVLIMID reduced major grade 3 or higher non-hematologic toxicities, including deep vein thrombosis (DVT)/pulmonary embolism (PE) (9% vs. 25%). Neutropenia in the REVLIMID/low-dose dexamethasone arm (19%) was slightly increased compared to REVLIMID/high-dose dexamethasone, although infections were lower in the low-dose dexamethasone arm (7% vs. 14%). Grade 4 toxicities were also significantly lower in the low-dose arm (8%), compared to 19% in the high-dose arm.

“The lower survival rates with the high dose dexamethasone can be attributed to disease progression as well as treatment-related toxicities,” said S. Vincent Rajkumar, M.D., Mayo Clinic Cancer Center hematologist and lead investigator of the study. “This is a major advance in the treatment of this cancer, and also gives researchers a new direction to explore — that more is not necessarily better.”

Last April, the ECOG Data Monitoring Committee reviewed the preliminary results from the trial and recommended that the survival results be made public because of the early differences seen in the overall survival rates. All patients in the high-dose dexamethasone arm of the clinical trial were moved to the lose-dose arm based upon these interim findings at that time as well. As a result of these findings, REVLIMID is the foundation for several upcoming newly diagnosed multiple myeloma trials: ECOG E4A03, SWOG S0232, INTERGROUP, S0777, IFM 07-01, ECOG E1A06, and Celgene-sponsored trial MM-020.

About REVLIMID®
REVLIMID is currently approved in the United States, the EU, and Switzerland for treatment of patients with multiple myeloma in combination with dexamethasone who have received at least one prior therapy. REVLIMID is also approved in the United States for transfusion-dependent anemia due to low- or intermediate-1-risk MDS associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID has obtained Orphan Drug designation in the EU, U.S., Switzerland and Australia.

About Multiple Myeloma
Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

About Celgene International Sárl
Celgene International Sárl, located in Boudry, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.

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